EXHIBIT 10.1
SEVERANCE AND RELEASE AGREEMENT

Scott Hoffman (“Mr. Hoffman”) and Brady Corporation (the “Company”) hereby enter into this Severance and Release Agreement (“Agreement”) which is effective as of February 20, 2014 (“Effective Date”) to resolve all matters relating to Mr. Hoffman’s employment with and separation from the Company.  Mr. Hoffman and the Company hereby agree as follows:
 1.       Employment
Mr. Hoffman’s employment as Vice President of Brady Corporation and President-Workplace Safety of the Company terminated effective February 20, 2014(CDT). By entry into this Agreement, Mr. Hoffman hereby provides notice to the Company of his resignation from all other officer and director positions of all Company entities.
From the Effective Date to September 30, 2014 (the “Termination Date”), Mr. Hoffman will remain an employee of the Company and receive his current base salary and fringe benefits.  During that time, Mr. Hoffman agrees to be available to consult with respect to transition issues as requested by the Company, and to not render services or work for another entity or person.  Mr. Hoffman’s employment with the Company will terminate at 11:59 p.m. on the Termination Date. The Termination Date shall be deemed to be the “Qualifying Event” for insurance continuation and benefit plan purposes under state and federal law.  Notwithstanding the foregoing, February 20, 2014 will be Mr. Hoffman's "Separation from Service" date for purposes of the Brady Corporation Restoration Plan and the Brady Corporation Deferred Compensation Plan due to the fact that his level of services to the Company after such date will permanently decrease to no more than 20% of his average level of services over the immediately preceding 36-month period.
 2.      Retirement Plan; Equity Agreements
 All of Mr. Hoffman’s balances, including Company stock, within any Company plan will be paid out in accordance with the provisions of each plan and Mr. Hoffman’s valid elections under such plans.  In addition, Mr. Hoffman shall have all of his preexisting rights with respect to stock options and restricted stock in accordance with the equity plans and granting agreements governing such equity.  Following the Effective Date, Mr. Hoffman will be provided with a summary of outstanding grants and post-termination exercise periods under those equity agreements.

3.      Severance Pay
In addition to the foregoing, and assuming Mr. Hoffman accepts and does not revoke this Agreement, Mr. Hoffman will be provided a severance payment totaling eight (8) months of salary (“Severance Sum”), which is $200,000, less required withholdings, payable over the eight (8) months following the Termination Date in accordance with the Company’s normal payroll practices, with the first such payment to be made on the first pay date occurring after the Termination Date Each severance installment payable under this Section 3 shall constitute a separate “payment” within the meaning of Treasury Regulation Section 1.409A-2(b)(2). Mr. Hoffman will also be provided the following:
(a) The option of electing healthcare COBRA coverage benefits in accordance with the healthcare plans and applicable law., with the first six (6) months of COBRA coverage after the Termination Date at active employee rates and the remaining period of COBRA coverage at regular COBRA rates;
(b) Twelve months of outplacement services not to exceed $20,000.00, which Mr. Hoffman may elect to utilize at one or more outplacement firms, provided, however, the maximum sum to be paid by the Company for outplacement services is $20,000, and provided further, that the Company pre-approves the outplacement firms selected by Mr. Hoffman prior to Mr. Hoffman receiving such services;
(c) The option to purchase his Company vehicle at the Termination Date for 80% of its assessed value;
(d) The payment of legal expenses not to exceed $10,000.00 incurred by Mr. Hoffman in connection with the review and delivery of this Agreement;
(e)The option to retain his Company computer/cell phone/iPad fully wiped of all Company-related data and information;
(f) Payment of four (4) weeks of unused vacation; and
(g) A letter of recommendation on Mr. Hoffman’s behalf to be delivered to him on or before March 31, 2014.
4.       Adequate Consideration
Mr. Hoffman acknowledges that no amounts are due and owing Mr. Hoffman other than vested benefits to which he is otherwise entitled (“vested benefits”), and that the foregoing benefits are adequate consideration for Mr. Hoffman’s commitments in this Agreement.  The parties agree that the foregoing constitute all of the payments and benefits to be provided to Mr. Hoffman under this Agreement, and that they are in full settlement of all payments and benefits, including but not limited to, claims for wages, vacation pay, sick pay, bonuses, commissions, relocation costs, severance payments, stock options, or any other compensation.

5.        Release Of All Claims
In consideration of the payments and benefits described above, and to the fullest extent allowed by law, Mr.  Hoffman, for himself, his spouse, heirs, successors and assigns, hereby releases and forever discharges the Company, its owners, parents, successors, affiliates, directors, officers, employees and all other representatives, from any and all charges, claims, suits and expenses (including attorneys’ fees and costs), whether known or unknown, including, but not limited to, claims of age or other discrimination, breach of contract, wrongful discharge, constructive discharge, claims under the Wisconsin Fair Employment Act, § 111.31, et. seq. Wis . Stats.; Title VII of The Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e, et. seq.; the Age Discrimination in Employment Act, 29 U.S.C. § 621 et. seq.; and the common law of Wisconsin. This release includes any and all matters in connection with or relating in any way to Mr.  Hoffman’s employment with the Company and his departure from the Company, provided, however, that nothing herein shall release, diminish, or otherwise affect Mr.  Hoffman’s vested benefits.  Notwithstanding the foregoing, this release excludes any claims: (a) arising after the execution of this Agreement; (b) to enforce the terms of this Agreement; or (c) for rights to indemnification Mr. Hoffman may have pursuant to the Company’s Bylaws, Articles of Incorporation or applicable laws.
 6.     Non-Admission
Mr. Hoffman and the Company agree that this Agreement shall not constitute an admission by the Company that it has acted wrongfully with respect to Mr. Hoffman or that it has discriminated against him or against any other individual.
7.      Confidential Agreement
Except as permitted below, Mr. Hoffman hereby agrees to keep the terms of this Agreement confidential, and he agrees that he shall neither directly nor indirectly disclose the terms of this Agreement to any other person or entity except to his attorneys, tax preparers or financial advisors, and immediate family members, but only on the condition that they agree to abide by the terms of this confidentiality clause, unless compelled by law or until such time as it has been publicly disclosed by the Company.
 8.        Non-Disparagement
Mr. Hoffman agrees that at no time will he make disparaging remarks about the Company, its officers, directors, or employees, its products or practices including, but not limited to, its personnel practices.

9.         Confidentiality, Non-Solicitation and Non-Compete
Mr. Hoffman and the Company specifically agree that the payments under paragraph 3 above shall be deemed to fully satisfy any obligation the Company may have to provide salary payments to Mr. Hoffman under any Confidential Information or Non-Compete Agreement he may have signed.  All Confidentiality, Non-Solicitation and Non-Compete restrictions and responsibilities to which Mr. Hoffman will be subject after execution of this Agreement are set forth in this Paragraph 9.  In addition, and as further consideration for this Agreement, Mr. Hoffman agrees to, understands and acknowledges the following:
(a) During Mr.  Hoffman’s employment with the Company, he was provided with Confidential Information relating to the Company, its business and clients, the disclosure or misuse of which would cause severe and irreparable harm to the Company. Mr. Hoffman agrees that all Confidential Information is and shall remain the sole and absolute property of the Company. Upon the Termination Date, Mr. Hoffman shall immediately return to the Company all documents and materials that contain or constitute Confidential Information, in any form whatsoever, including but not limited to, all copies, abstracts, electronic versions, and summaries thereof. Mr. Hoffman further agrees that, without the written approval of the Board of Directors of the Company, he will not disclose, use, copy or duplicate, or otherwise permit the use, disclosure, copying or duplication of any Confidential Information of the Company. Mr. Hoffman agrees to take all reasonable steps and precautions to prevent any unauthorized disclosure, use, copying or duplication of Confidential Information. For purposes of this Agreement, Confidential Information means any and all financial, technical, commercial or other information concerning the business and affairs of the Company that is confidential and proprietary to the Company, including without limitation,
 (i) information relating to the Company’s past and existing customers and vendors and development of prospective customers and vendors, including specific customer product requirements, pricing arrangements, payments terms, customer lists and other similar information;
(ii) inventions, designs, methods, discoveries, works of authorship, creations, improvements or ideas developed or otherwise produced, acquired or used by the Company;
(iii) the Company’s proprietary programs, processes or software, consisting of but not limited to, computer programs in source or object code and all related documentation and training materials, including all upgrades, updates, improvements, derivatives and modifications thereof and including programs and documentation in incomplete stages of design or research and development;
(iv) the subject matter of the Company’s patents, design patents, copyrights, trade secrets, trademarks, service marks, trade names, trade dress, manuals, operating instructions, training materials, and other industrial property, including such information in incomplete stages of design or research and development; and

(v) other confidential and proprietary information or documents relating to the Company’s products, business and marketing plans and techniques, strategic plans, sales and distribution networks and any other information or documents which the Company protects as being confidential.
(b)    Mr. Hoffman further agrees that, without the written approval of the Board of Directors of the Company, he shall not engage in any of the conduct described in subsection (i) below, either directly or indirectly, or as an employee, contractor, consultant, partner, officer, director or stockholder, other than a stockholder of less than 5% of the equities of a publicly traded corporation, or in any other capacity for any person, firm, partnership or corporation:
(i)     For a period of twelve (12) months following the Termination Date, Mr.  Hoffman will not:
(A) perform duties as or for a Competitor; or
(B) participate in the inducement of or otherwise encourage Company employees, clients, or vendors to currently and/or prospectively breach, modify, or terminate any agreement or relationship they have or had with Company during any part of the twenty-four (24) month period preceding the Termination Date.
For purposes of this Agreement, a Competitor shall mean Panduit, TE Connectivity, 3M, Identco, Masterlock, Zebra, Schreiner, Hellerman Tyton, Worldmark, Xpressmyself.com and Accuform, and any corporation, person, firm or organization (or division or part thereof) engaged in or about to become engaged in research and development work on, or the production and/or sale of high performance or industrial labeling, wire marking and/or safety identification products.
(c)    Mr. Hoffman acknowledges and agrees that compliance with this paragraph 9 is necessary to protect the Company, and that a breach of any portion of this paragraph 9 will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law.  In the event of a breach of this paragraph 9, or any part thereof, the Company, and its successors and assigns, shall be entitled to injunctive relief and to such other and further relief as is proper under the circumstances.  The Company shall institute and prosecute proceedings in any Court of competent jurisdiction either in law or in equity to obtain damages for any such breach of this paragraph 9, or to enjoin Mr. Hoffman from performing services in breach of paragraph 9(b) during the term of employment and for a period of twelve (12) months following the Termination Date.  Mr. Hoffman hereby agrees to submit to the jurisdiction of any Court of competent jurisdiction in any disputes that arise under this Agreement.
(d)  Mr. Hoffman further agrees that, in the event of a breach of this paragraph 9, the Company shall also be entitled to recover the value of any amounts previously paid or payable under this Agreement.
(e)    MR. HOFFMAN HAS READ THIS PARAGRAPH 9 AND AGREES THAT THE CONSIDERATION PROVIDED BY THE COMPANY IS FAIR AND REASONABLE AND FURTHER AGREES THAT GIVEN THE IMPORTANCE TO THE COMPANY OF ITS CONFIDENTIAL AND PROPRIETARY INFORMATION, THE FOREGOING RESTRICTIONS ON HIS ACTIVITIES ARE LIKEWISE FAIR AND REASONABLE.

10.       Assignment
If Mr. Hoffman should die while any amounts are still payable to him pursuant to this Agreement, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Mr.  Hoffman’s devisee, legatee, or other designee, or if there be no such designee, to his estate.
 11.      Section 409A
The intent of the parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  If Mr. Hoffman or the Company believes, at any time, that any payment pursuant to this Agreement is subject to taxation under Section 409A of the Code, then (i) it shall advise the other and (ii) to the extent such correction is possible to avoid taxation under Section 409A without any material diminution in the value of the payments or benefits to Mr.  Hoffman, the Company and Mr. Hoffman shall reasonably cooperate in good faith to take such steps as necessary, including amending (and, as required, consenting to the amendment of) the terms of any plan or program under which such payments are to be made, in the least restrictive manner necessary in order to comply with the provisions of Section 409A and the Section 409A Regulations in order to avoid taxation under Section 409A.
Notwithstanding anything contained herein to the contrary, if at Mr.  Hoffman’s separation from service, (a) he is a specified employee as defined in Section 409A and (b) any of the payments or benefits provided hereunder constitute deferred compensation under Section 409A, then, and only to the extent required by such provisions, the date of payment of such payments or benefits otherwise provided shall be delayed for a period of six months following the separation from service.
 12.      Entire Agreement
This Severance and Release Agreement sets forth the entire agreement between the parties and fully supersedes any and all prior agreements or understandings between Mr. Hoffman and the Company.  Mr. Hoffman acknowledges that he is hereby advised to seek legal counsel before signing this Agreement, that he has twenty-one (21) days to consider this Agreement, that upon his acceptance he has seven (7) days to revoke his acceptance, and that this Agreement will not become effective until that seven (7) day period has expired.  Mr. Hoffman agrees that he has read, understands and voluntarily accepts its terms.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date above listed.

March, 25, 2014		/s/ SCOTT HOFFMAN
Date		Scott Hoffman

Brady Corporation
April 1, 2014	By:	/s/ THOMAS J. FELMER
Date		Its Authorized Representative